Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Announces Fourth Quarter and Full Year 2021 Financial Results

– Q4 2021 Total Revenue increased 3.3% year-over-year to $76.4 million –

Goleta, California, February 24, 2022 — Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today reported financial results for the three- and twelve-month periods ended December 31, 2021.

Fourth Quarter 2021 Highlights

•	Total revenue of $76.4 million, up 3.3% from the same period in 2020, in line with the mid-point of its preliminary, unaudited revenue estimate provided on January 10, 2022
•	Domestic direct-to-consumer revenue of $33.0 million, up 23.3% from the same period in 2020
•	Rental revenue of $13.0 million, up 39.4% from the same period in 2020

Full Year 2021 Highlights

•	Total revenue of $358.0 million, up 16.1% versus 2020, primarily due to higher direct-to-consumer sales, rental revenue, and international business-to-business sales
•

Increased focus on rentals, leading to a 63.5% increase in rental revenue, primarily due to a 33.2% increase in patients on service and an improved rental gross margin of 57.4% in 2021 compared to 52.1% in 2020

•	Signed agreement with contract sales organization, Ashfield Healthcare, LLC to enhance the Company’s go-to-market capabilities in the prescriber channel
•

Enhanced management team with new additions: President and Chief Executive Officer, Nabil Shabshab; Chief Commercial Officer, George Parr; Chief Technology Officer, Dr. Stanislav Glezer; General Counsel, Jason Somer; and Mike Sergesketter, Interim Chief Financial Officer

•	Continued refreshment of board of directors with new additions: Elizabeth Mora, also appointed as Chair of the Board, and Kristen Miranda

“Over the past year, our team has made steady progress to advance our overall strategy, working to expand our sales footprint in the prescriber channel and implement initiatives aimed at driving productivity of our overall commercial operations,” said Inogen’s President and Chief Executive Officer, Nabil Shabshab. “We have been nimble and decisive in looking to meet steady customer demand in the face of significant supply chain headwinds, including semiconductor availability and the resulting cost impact. At the same time, we are focused on investing in the business to strengthen our clinical research and R&D capabilities and commercial strategies that will position us for long-term, sustainable growth and profitability in the years to come.”

Fourth Quarter 2021 Financial Results

Total revenue for the three months ended December 31, 2021 increased 3.3% to $76.4 million from $74.0 million in the same period in 2020, primarily driven by improved average selling prices, sustained demand, and the reduced impact of the COVID-19 pandemic and related public health emergency (PHE), partially offset by supply chain constraints that primarily limited sales in the domestic business-to-business channels. This was in line with the mid-point of the Company’s preliminary, unaudited revenue estimate provided on January 10, 2022.  Results for each revenue channel were also in line with preliminary, unaudited estimates previously provided.

Domestic business-to-business sales in the fourth quarter of 2021 decreased 57.6% to $10.3 million compared to $24.2 million in the fourth quarter of 2020, primarily due to the supply chain constraints that limited product availability in this channel.

International business-to-business sales in the fourth quarter of 2021 increased 47.6% (50.0% increase on a constant currency basis - see accompanying table for reconciliation of GAAP and non-GAAP measures) to $20.1 million compared to $13.6 million in the fourth quarter of 2020. The increase was primarily driven by increased ambulation of patients in Europe and improving operational capacity of certain European respiratory assessment centers closer to normal levels, as improving COVID-19 vaccination rates had enabled patients to return to more normalized activity levels and seek treatments, partially offset by the supply chain constraints that limited product availability in this channel.

Domestic direct-to-consumer sales increased 23.3% to $33.0 million in the fourth quarter of 2021 from $26.8 million in the fourth quarter of 2020. The increase was primarily driven by higher average selling prices versus the comparative period in the prior year. Inside sales representative productivity increased in the quarter despite lower average inside sales representative headcount, which was down approximately 3% from the comparative period in the prior year.

Rental revenue in the fourth quarter of 2021 increased 39.4% to $13.0 million from $9.4 million in the same period in 2020, primarily due to increased patients on service, higher Medicare reimbursement rates, and higher billable patients as a percent of total patients on service. As of December 31, 2021, the Company had approximately 42,900 patients on service, which was up 33.2% compared to December 31, 2020. The increase in patients on service was primarily driven by greater utilization of leads for rental opportunities and physician facing initiatives to increase prescriber awareness by the Company’s sales force as well as the relaxed Medicare criteria for oxygen therapy reimbursement due to the COVID-19 PHE.

Total gross margin was 50.5% in the fourth quarter of 2021 versus 46.0% in the comparative period in 2020. Sales revenue gross margin increased to 49.2% in the fourth quarter of 2021 versus 44.5% in the fourth quarter of 2020, primarily due to increased average selling prices and decreased mix of domestic business-to-business sales, which have a lower gross margin than direct-to-consumer and international sales, partially offset by higher cost of goods sold per unit in the quarter, primarily due to increased material and labor and overhead costs. The fourth quarter of 2021 included $2.3 million of higher material costs associated with open-market purchases of semiconductor chips used in the Company’s batteries and portable oxygen concentrators (POCs). Rental revenue gross margin increased to 56.8% in the fourth quarter of 2021 versus 56.5% in the fourth quarter of 2020, primarily due to higher Medicare reimbursement rates, higher billable patients as a percent of total patients on service, and lower service expense per patient on service, partially offset by higher depreciation expense per patient on service.

Total operating expense increased to $45.3 million in the fourth quarter of 2021 versus $39.6 million in the fourth quarter of 2020, primarily due to increased personnel-related expense and consulting expense, partially offset by a $2.9 million non-cash decrease in the change in fair value of the New Aera earnout liability versus the comparative period.

Research and development expense increased to $4.7 million in the fourth quarter of 2021, compared to $3.7 million in the fourth quarter of 2020, primarily associated with increased personnel-related expense. Sales and marketing expense increased to $29.7 million in the fourth quarter of 2021 versus $25.4 million in the comparative period of 2020, primarily due to increased personnel-related expense, consulting expense, and credit card and financing fees. Media and advertising costs were $9.5 million in the fourth quarter of 2021 compared to $9.3 million in the fourth quarter of 2020. General and administrative expense increased to $10.9 million in the fourth quarter of 2021 versus $10.5 million in the fourth quarter of 2020, primarily due to increased personnel-related expense and increased consulting expense, partially offset by the non-cash change in fair value of the New Aera earnout liability versus the comparative period.

In the fourth quarter of 2021, the Company reported an income tax expense of $16.0 million, which included a $17.4 million non-cash income tax provision expense associated with the revaluation of its deferred tax asset. The valuation allowance was recorded in the period due to uncertainty around the Company’s ability to utilize existing deferred tax assets to offset tax liabilities in future periods, primarily due to cumulative pre-tax losses, planned strategic investments in future periods, and the impact of the COVID-19 pandemic, including related supply chain impacts on parts availability and cost inflation.

In the fourth quarter of 2021, the Company reported an operating loss of $6.7 million, Adjusted EBITDA of ($0.5) million, net loss of $22.9 million, and loss per diluted common share of $1.01 (see accompanying table for reconciliation of GAAP and non-GAAP measures).

As of December 31, 2021, the Company had cash, cash equivalents, and marketable securities of $245.5 million with no debt outstanding. The Company paid significant additional costs in the fourth quarter of 2021 for the semiconductor chips purchased on the open market but not yet sold, which increased its prepaid expense and other current assets and inventory as of December 31, 2021 by $15.4 million and $0.7 million, respectively.

Financial Outlook for 2022

The Company continues to see ongoing uncertainty in the business mainly related to supply chain disruptions, in addition to increased cost of critical components, and the continued and varying impacts of the COVID-19 pandemic. As a result, the Company is not providing detailed guidance for 2022, but expects total revenue in the first quarter of 2022 to be similar to the fourth quarter of 2021 and expects 2022 full year-over-year revenue growth to be in the mid-single digit range versus 2021.

The Company believes the semiconductor chip shortage experienced across many industries has and will likely continue to have a negative impact on its ability to manufacture products as these chips are used across all its POCs in both its batteries and printed circuit boards. The Company is actively working with its suppliers both in the regular and open market channels to continue to procure necessary semiconductor chips in addition to working on certain product redesign opportunities. The Company expects challenges in terms of supply and pricing inflation until supply meets demand and prices stabilize. If the Company is unable to obtain sufficient supply, it could be forced to further slowdown or temporarily halt production.

The Company also expects increased cost of goods sold per unit in the first quarter of 2022 due to cost inflation of materials and labor throughout the supply chain, primarily related to semiconductor chips price increases. The Company expects $4.5 million to $5.5 million of incrementally higher material costs associated with open-market purchases of semiconductor chips used in its batteries and POCs for the first quarter of 2022, which will vary based on total systems and batteries sold with semiconductor chips bought on the open market.

The Company has made and plans to continue to make investments in clinical research, research and development, commercial operations and building the necessary infrastructure and capabilities to support future durable revenue growth and margin expansion. As a result, operating expense for full-year 2022 is expected to increase compared to 2021.

In total, the Company expects negative Adjusted EBITDA and operating and net losses in the first quarter of 2022 and operating and net losses for the full year, reflecting the anticipated supply-constrained environment, increased cost of goods sold and incremental growth investments versus the prior year.

Conference Call

Individuals interested in listening to the conference call today at 2:00pm PT/5:00pm ET may do so by dialing (877) 841-3961 for domestic callers or (201) 689-8589 for international callers. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/.

A replay of the call will be available beginning February 24, 2022 at 4:00pm PT/7:00pm ET through March 10, 2022. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Access Code: 13725354. The webcast will also be available on Inogen's website for one year following the completion of the call.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

We are a medical technology company offering innovative respiratory products for use in the homecare setting. We primarily develop, manufacture and market innovative portable oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding the Company’s expectations related to its financial results for the first quarter and full-year 2022 revenue growth rates, cost of goods sold, operating loss, net loss, and Adjusted EBITDA; the anticipated impact of the COVID-19 pandemic on the Company’s business; expectations with respect to the Company’s supply chain, including the availability of semiconductor chips used in its batteries and POCs; demand for the Company’s products in its various business channels; the Company’s operating and sales strategy in respect to the COVID-19 pandemic; expectations regarding changes to reimbursement rates; expectations related to the Company’s prescriber sales organization, including the expansion of the sales team and implementation of healthcare intelligence platforms and tools through its partnership with Ashfield Healthcare, LLC; expectations regarding the Company’s compensation expense; and expectations related to the Company’s rental strategy and growth prospects. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; risks related to the Company’s supply chain and limited availability of semiconductor chips used in its batteries and POCs, the risk of further slowdowns or temporarily halts of production, or cost inflation for such components; the risks related to the COVID-19 pandemic; the impact of changes in reimbursement rates and reimbursement and regulatory policies; the possible loss of key employees, customers, or suppliers; risks relating to Inogen’s acquisition of New Aera, Inc. and the possibility that Inogen will not realize anticipated revenue from the technology acquired from New Aera or that expenses and costs will exceed Inogen’s expectations; intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Quarterly Report on Form 10-Q for the period ended September 30, 2021, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Annual Report on Form 10-K for the period ended December 31, 2021, to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

Inogen has presented certain financial information in accordance with U.S. GAAP and also on a non-GAAP basis for the three and twelve months ended December 31, 2021 and December 31,

2020. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of Inogen's core operating results. Management uses non-GAAP measures to compare Inogen's performance relative to forecasts and strategic plans, to benchmark Inogen's performance externally against competitors, and for certain compensation decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Inogen's operating results as reported under U.S. GAAP. Inogen encourages investors to carefully consider its results under U.S. GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between U.S. GAAP and non-GAAP results are presented in the accompanying tables of this release. For future periods, Inogen is unable to provide a reconciliation of non-GAAP measures without unreasonable effort as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provision for income taxes, and certain other infrequently occurring items, such as acquisition-related costs, that may be incurred in the future.

Investor and Media Contacts

Bryan Locke, Mike DeGraff, Gabriella Coffey

ir@inogen.net

--Financial Tables Follow –

Consolidated Balance Sheets
(unaudited)
(amounts in thousands)

	December 31,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$235,524	$211,962
Marketable securities	9,989	19,257
Accounts receivable, net	24,452	29,717
Inventories, net	31,873	24,815
Income tax receivable	1,343	2,048
Prepaid expenses and other current assets	26,005	17,898
Total current assets	329,186	305,697
Property and equipment, net	38,926	28,230
Goodwill	32,979	33,165
Intangible assets, net	60,147	68,797
Operating lease right-of-use asset	24,912	8,827
Deferred tax asset - noncurrent	-	14,467
Other assets	3,363	2,669
Total assets	$489,513	$461,852
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$25,689	$33,712
Accrued payroll	17,307	7,091
Warranty reserve - current	6,480	5,740
Operating lease liability - current	3,393	1,931
Deferred revenue - current	8,568	6,994
Income tax payable	75	1,242
Total current liabilities	61,512	56,710
Warranty reserve - noncurrent	7,246	8,654
Operating lease liability - noncurrent	23,281	8,078
Earnout liability - noncurrent	15,386	26,940
Deferred revenue - noncurrent	11,861	11,822
Deferred tax liability - noncurrent	-	25
Total liabilities	119,286	112,229
Stockholders' equity
Common stock	23	22
Additional paid-in capital	299,463	273,521
Retained earnings	69,272	75,605
Accumulated other comprehensive income	1,469	475
Total stockholders' equity	370,227	349,623
Total liabilities and stockholders' equity	$489,513	$461,852

Consolidated Statements of Comprehensive Loss
(unaudited)
(amounts in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue
Sales revenue	$63,371	$64,628	$311,730	$280,189
Rental revenue	13,032	9,350	46,273	28,298
Total revenue	76,403	73,978	358,003	308,487
Cost of revenue
Cost of sales revenue	32,187	35,850	161,824	156,764
Cost of rental revenue, including depreciation of $2,603 and $1,700, for the three months ended and $8,860 and $5,695 for the twelve months ended, respectively	5,628	4,069	19,696	13,543
Total cost of revenue	37,815	39,919	181,520	170,307
Gross profit	38,588	34,059	176,483	138,180
Operating expense
Research and development	4,684	3,674	16,576	14,080
Sales and marketing	29,706	25,389	112,815	97,520
General and administrative	10,871	10,518	37,852	38,605
Total operating expense	45,261	39,581	167,243	150,205
Income (loss) from operations	(6,673)	(5,522)	9,240	(12,025)
Other income (expense)
Interest income	22	67	129	909
Other income (expense)	(238)	250	(710)	5,836
Total other income (expense), net	(216)	317	(581)	6,745
Income (loss) before provision (benefit) for income taxes	(6,889)	(5,205)	8,659	(5,280)
Provision (benefit) for income taxes	15,988	(84)	14,992	549
Net loss	$(22,877)	$(5,121)	$(6,333)	$(5,829)
Other comprehensive income (loss), net of tax
Change in foreign currency translation adjustment	(215)	452	(800)	857
Change in net unrealized gains (losses) on foreign currency hedging	(282)	(244)	1,746	(82)
Less: reclassification adjustment for net (gains) losses included in net income	314	(140)	47	(207)
Total net change in unrealized gains (losses) on foreign currency hedging	32	(384)	1,793	(289)
Change in net unrealized gains (losses) on marketable securities	1	-	1	(6)
Total other comprehensive income (loss), net of tax	(182)	68	994	562
Comprehensive loss	$(23,059)	$(5,053)	$(5,339)	$(5,267)

Basic net loss per share attributable to common stockholders (1)	$(1.01)	$(0.23)	$(0.28)	$(0.27)
Diluted net loss per share attributable to common stockholders (1)	$(1.01)	$(0.23)	$(0.28)	$(0.27)
Weighted-average number of shares used in calculating net income per share attributable to common stockholders:
Basic common shares	22,707,987	21,878,004	22,490,027	21,980,326
Diluted common shares	22,707,987	21,878,004	22,490,027	21,980,326

(1)	Reconciliations of net loss attributable to common stockholders basic and diluted can be found in Inogen’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.
(2)	Due to a net loss for the three and twelve months ended December 31,2021 and for the three and twelve months ended December 31, 2020, diluted loss per share is the same as basic.

Supplemental Financial Information
(unaudited)
(in thousands, except units and patients)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue by region and category
Business-to-business domestic sales	$10,277	$24,249	$91,371	$96,423
Business-to-business international sales	20,083	13,609	79,460	62,147
Direct-to-consumer domestic sales	33,011	26,770	140,899	121,619
Direct-to-consumer domestic rentals	13,032	9,350	46,273	28,298
Total revenue	$76,403	$73,978	$358,003	$308,487
Additional financial measures
Units sold	29,400	40,800	175,800	178,900
Net rental patients as of period-end	42,900	32,200	42,900	32,200

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Measures
(unaudited)
(in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
Non-GAAP EBITDA and Adjusted EBITDA	2021	2020	2021	2020
Net loss	$(22,877)	$(5,121)	$(6,333)	$(5,829)
Non-GAAP adjustments:
Interest income	(22)	(67)	(129)	(909)
Provision (benefit) for income taxes	15,988	(84)	14,992	549
Depreciation and amortization	5,767	4,927	21,628	18,581
EBITDA (non-GAAP)	(1,144)	(345)	30,158	12,392
Stock-based compensation	2,396	2,092	10,943	8,203
Change in fair value of earnout liability	(1,727)	1,219	(11,596)	1,053
Adjusted EBITDA (non-GAAP)	$(475)	$2,966	$29,505	$21,648

	Three months ended		Twelve months ended
	December 31, 2021		December 31, 2021
Non-GAAP international constant currency revenue	(using 2020 FX rates)	December 31, 2020	(using 2020 FX rates)	December 31, 2020
International revenues (GAAP)	$20,082	$13,609	$79,460	$62,147
Foreign exchange impact	331	—	(2,524)	—
International constant currency revenues (non-GAAP)	$20,413	$13,609	$76,936	$62,147

International revenue growth (GAAP)	47.6%		27.9%
International constant currency revenue growth (non-GAAP)	50.0%		23.8%